Exhibit 99.2.d

Notice of Annual Meeting of Shareholders
to be held on April 27, 2006

and

Management Proxy Circular

Notice of 2006 Annual Meeting of Shareholders

Notice is hereby given that the 2006 Annual Meeting of Shareholders (the “Meeting”) of Ashton Mining of Canada Inc. (the “Corporation”) will be held on Thursday, April 27, 2006 at 3:00 p.m. (Pacific Daylight Time) in the Vancouver Room on the 2nd Floor of the Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia, for the following purposes:

1.                                       To receive the financial statements of the Corporation for the year ended December 31, 2005, together with the Auditor’s report thereon.

2.                                       To appoint PricewaterhouseCoopers LLP, Chartered Accountants, as Auditor for the Corporation for the ensuing year.

3.                                       To elect the Directors of the Corporation for the ensuing year.

The Board of Directors has fixed the close of business on Monday, March 20, 2006 as the record date for determining the shareholders who are eligible to receive notice of the Meeting.  Shareholders are kindly requested to read the enclosed form of proxy or voting instruction form and to complete it in accordance with the instructions set out in the applicable form.

Registered shareholders who are unable to attend the Meeting to vote their shares in person are asked to complete the form of proxy and to return it by mail to the Corporation’s Registrar and Transfer Agent in accordance with the instructions set out therein and in the Management Proxy Circular that accompanies this Notice.

Unregistered beneficial shareholders are asked to take particular note of the information that appears in the Management Proxy Circular under the headings “Voting of Shares Beneficially Owned by Unregistered Shareholders” and “Additional Information for Unregistered Shareholders”.  As explained therein, these shareholders are asked to complete the voting instruction form provided to them and to return the form by mail or facsimile in accordance with the instructions provided in the form.  Alternatively, where the voting instruction form so indicates, unregistered beneficial shareholders may also exercise their votes by telephone or through the internet.

For a proxy to be effective at the Meeting, the completed form of proxy must be deposited at the office of the Corporation’s Registrar and Transfer Agent, Computershare

2

Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 not later than 4:30 p.m. (local time), on Tuesday, April 25, 2006, or if the Meeting is adjourned, not less than 48 hours (excluding Saturdays and holidays) before the time for holding the adjourned meeting.

Dated at North Vancouver, British Columbia, March 1, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Hardin
General Counsel and Corporate Secretary

3

ASHTON MINING OF CANADA INC.

Management Proxy Circular

Solicitation of Proxies

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Ashton Mining of Canada Inc. (the “Corporation”) for use at the Annual Meeting of shareholders of the Corporation (the “Meeting”) to be held on Thursday, April 27, 2006 and any adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. The Corporation will bear all costs that management incurs in relation to the solicitation of proxies.  While it is expected that the solicitation will be primarily carried out by mail, the regular employees of the Corporation may also solicit proxies personally or by telephone at nominal cost.

In addition, the Corporation has arranged with the Corporation’s Registrar and Transfer Agent, Computershare Investor Services Inc. (“Computershare”), with brokerage houses and with other intermediaries to send, at the Corporation’s expense, copies of this Management Proxy Circular, the form of proxy, the voting instruction form and related materials to the Corporation’s unregistered beneficial shareholders.

Appointment and Revocation of Proxies by Registered Shareholders

The persons named as proxy holders in the accompanying form of proxy are Directors of the Corporation and were designated by the management of the Corporation.  A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him or her at the Meeting has the right to do so, and may exercise that right either by striking out the names of the persons designated in the accompanying form of proxy and inserting the desired person’s name in full in the blank space provided in the form of proxy.

A proxy will not be valid for use at the Meeting unless the completed form of proxy is deposited at the offices of Computershare at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than 4:30 p.m. (local time) on Tuesday, April 25, 2006, or if the Meeting is adjourned, not later than 48 hours (excluding Saturdays and holidays) before the time for holding the adjourned meeting. The Chair of the Meeting has the discretion to accept proxies that are deposited after that time.

A shareholder who has given a proxy may revoke it by an instrument in writing (a “Revocation”) executed by the shareholder or by his or her attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivering the Revocation to the registered office of the Corporation, Unit 116 — 980 West 1st Street, North Vancouver, B.C., V7P 3N4, at any time up to and including the last business day preceding the day set for the holding of the Meeting or any adjournment thereof, or by delivering the Revocation to the Chair of the Meeting on the day fixed for the Meeting or any adjournment thereof, not later than the time fixed for commencement of the Meeting or the adjourned Meeting, or in any other manner provided by law.  The Revocation does not affect any matter on which a vote has been taken before the Revocation has been delivered.

Voting of Proxies Submitted by Registered Shareholders

Shares represented by properly executed proxies will be voted or withheld from voting on any ballot that may be called for. Where the shareholder specifies a choice with respect to any matter to be acted upon, the shares shall be voted accordingly.  If a choice is not so specified with respect to any such matter, the shares represented by a proxy given to either of the persons designated by management are intended to be voted for the election of management’s nominees as Directors and in favour of the appointment of management’s nominee as Auditor.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed thereunder to vote with respect to the amendment of any matter identified in the Notice of Meeting, and with respect to any other matter which may properly come before the Meeting.  If an amendment to any matter identified in the Notice of Meeting is properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated by management in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business.  At the date of this Management Proxy Circular, the management of the Corporation knows of no amendment or other matter to come before the Meeting.

Voting of Shares Beneficially Owned by Unregistered (“Beneficial”) Shareholders

This Management Proxy Circular and the accompanying materials are being sent to registered shareholders and to unregistered shareholders, that is, shareholders who hold their common shares of the Corporation through a broker, agent, nominee or other intermediary who are hereinafter referred to “Beneficial Shareholders”.  Beneficial Shareholders should note that the only proxies that will be recognized and acted upon at the Meeting are those deposited by shareholders whose names appear on the share register of the Corporation.  If common shares are shown on an account statement that a broker or other intermediary provides to a Beneficial Shareholder, then in almost all cases the name of the Beneficial Shareholder will not appear on the share register of the Corporation.  Such common shares will most likely be registered in the name of the broker or an agent of the broker.  In Canada, the vast majority of such common shares are registered in the name of “CDS & Co.”, the registration name of The Canadian Depository for Securities Limited, the entity that acts as nominee for many brokerage firms.  In turn, where a broker, agent, nominee or other intermediary holds shares on behalf of a Beneficial Shareholder, the broker, agent, nominee or other intermediary may vote those shares only in accordance with instructions provided by the Beneficial Shareholder.

Additional Information for Beneficial Shareholders

Beneficial Shareholders are divided into two categories: (i) those who object to their name being made known to the Corporation (an “Objecting Beneficial Owner” or “OBO”); and (ii) those who do not object to the Corporation’s knowing their identity (a “Non-objecting Beneficial Owner” or “NOBO”).  If you are an unregistered Beneficial Shareholder, and the Corporation or its agent has sent the materials for the Meeting directly to you, your name and address and the information pertaining to the shares that you beneficially hold have been obtained in accordance with the applicable securities legislation from the intermediary who holds the shares of the Corporation directly on your behalf.  By choosing to send these materials directly to you, the Corporation has assumed responsibility for (i) delivering these materials to you; and (ii) executing the instructions that you provide by means of the VIF.

Securities regulatory policies require brokers and other intermediaries to seek voting instructions from Beneficial Shareholders before a meeting of shareholders.  Each broker or intermediary has established its own mailing procedures and provides its own return instructions to its clients.

However, as authorized by National Instrument 54-101, Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation has engaged its registrar and transfer agent,

Computershare, to deliver the materials for the Meeting directly to the majority of its NOBO’s.  This Management Proxy Circular and the accompanying materials will be provided to the remainder of the Corporation’s NOBO’s by ADP Investor Communications Inc. (“ADP”).

In both cases, each NOBO will receive a scannable Voting Instruction Form (a “VIF”) to be completed and returned by mail in the envelope provided to Computershare or to ADP, as the case may be.  In addition, by following the instructions provided in the VIF by Computershare or ADP, the NOBO will be able to provide his or her voting instructions by the telephone or through the internet.  In each of these cases, the voting instructions of the NOBO will be tabulated so that the common shares beneficially owned by the NOBO are voted at the meeting in accordance with those instructions.

The purpose of a VIF is limited to provide a means for the Beneficial Shareholder to provide instructions as to how the common shares of the Beneficial Shareholder are to the voted at the Meeting on the Beneficial Shareholder’s behalf.  Beneficial Shareholders should therefore carefully follow the procedures that accompany the VIF to ensure that their common shares are voted at the Meeting in accordance with their instructions.

Accordingly, each Beneficial Shareholder should

(a)                                  carefully review the VIF and the voting procedures provided with, or as part of, the VIF; and

(b)                                  provide instructions as to the voting of the Beneficial Shareholder’s common shares in accordance with those procedures.

For greater certainty, Beneficial Shareholders should note that they are not entitled to use a VIF received from Computershare or ADP to vote their common shares directly at the Meeting.  Instead, the Beneficial Shareholder must complete the VIF and return it by mail to Computershare or ADP, or follow the alternate telephone or internet voting procedures outlined therein.  To ensure that his or her common shares are voted, the Beneficial Shareholder must complete these steps well before the Meeting.

In the alternative, by following the alternate procedures described in the VIF, a Beneficial Shareholder may attend the Meeting in person or designate another person to attend the Meeting on his or her behalf and vote the common shares of the Beneficial Shareholder.  As set out in the VIF, there are two such procedures:

(1)                                The Beneficial Shareholder can appoint himself or herself, or designate another individual, to attend and vote the shares by (i) entering the appropriate information under the heading “Appointee” in the VIF; or (ii) providing this information through the Internet.  If this is done, the Beneficial Shareholder or his or her designate will be entitled to attend the meeting and vote in person.  However, when the Beneficial Shareholder or designate arrives at the Meeting, he or she must register with the scrutineer.

(2)                                If the Beneficial Shareholder enters his or her name, or that of a designate, in the “Appointee” section of the VIF, he or she need not obtain a legal proxy to attend and vote at the Meeting.  However, securities legislation provides that the Beneficial Shareholder may request that a legal proxy be issued to enable the shareholder or designate to attend and vote at the meeting.  A Beneficial Shareholder who wishes to utilize this alternative should (i) enter his or her name or that of the designate in the “Appointee” section of the VIF; and (ii) check the appropriate box on the VIF.  A legal proxy that will then be issued will entitle the Beneficial Shareholder or designate to attend the Meeting and vote.  However, for this procedure to be effective, the proxy must submitted in accordance with the requirements applicable to proxies, including the deadline for receipt of proxies, set out in this Management Proxy Circular.

Beneficial Shareholders who have questions or concerns regarding any of these procedures may also contact their broker, agent, nominee or other intermediary.  It is recommended that inquiries of this kind be made well before the Meeting.

Voting Securities and Principal Holders Thereof

The voting securities of the Corporation are entitled to one vote each.  As at March 1, 2006, the number of issued and outstanding voting securities of the Corporation is 84,137,875 common shares.  Shareholders of record at the close of business on Monday, March 20, 2006 (the “Record Date”) who either (i) personally attend the Meeting; or (ii) have completed and delivered an approved form of proxy in the manner and subject to the provisions described herein, shall be entitled to vote or to have their shares voted at the Meeting.  A person who acquires shares after the Record Date will be entitled to vote by establishing proper ownership and by requesting, not later than 10 days before the Meeting, that his or her name be included in the list of shareholders for the Meeting.

Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.

The text below and the table that follows provide information as to the beneficial ownership of the Corporation’s only outstanding class of securities, its common shares, by the one person who, to the knowledge of the Directors and Officers of the Corporation, owns, directly or indirectly, or exercises control or direction over, common shares carrying more than 10 percent of the voting rights attached to all outstanding common shares of the Corporation as at March 20, 2006.

Ashton Canada Pty. Limited (“ACPL”), a corporation established in Australia under the laws of the State of Victoria, is the only such person.  ACPL’s principal place of business is situated at 37 Belmont Avenue, Belmont, WA 6104, Australia.  As at March 1, 2006, ACPL held 33,848,221 common shares of the Corporation representing 40.2 percent of the Corporation’s voting securities then issued and outstanding.

To the best of the Corporation’s knowledge, ACPL is wholly-owned by Ashton Mining Limited (“AML”) a corporation established in Australia under the laws of the state of Victoria, whose principal place of business is situated at 2 Kings Park Road, West Perth, WA 6005, Australia.  To the best of the Corporation’s knowledge, substantially all of the shares of AML are beneficially owned by Rio Tinto Limited, also a corporation established in Australia under the laws of the State of Victoria, whose registered office is situated at 33rd Floor, 55 Collins Street, Melbourne 3000, Australia.

As at the date of this Management Proxy Circular, QIT-Fer et Titane Inc., an indirect wholly-owned subsidiary of Rio Tinto plc, holds 9,650,475 common shares of the Corporation representing 11.5 percent of the Corporation’s voting securities then issued and outstanding.  Rio Tinto plc is a corporation established under the laws of England and Wales whose principal place of business is situated at 6 St. James’s Square, London SW1Y 4LD, United Kingdom.

To the best of the Corporation’s knowledge, the relationship between Rio Tinto plc and Rio Tinto Limited, the beneficial owner of ACPL and AML, can be summarized as follows.  In December 1995, the shareholders of each company approved the terms of the dual listed companies merger (the “DLC Merger”) that was designed to place the shareholders of both companies in substantially the same position as if they held shares in a single enterprise owning all of the assets of both companies. Following the approval of the DLC Merger, both companies entered into an agreement through which each of them agreed to: (i) ensure that the businesses of Rio Tinto plc and Rio Tinto Limited are managed on a unified basis; (ii) ensure that the boards of directors of each company are the same; and (iii) give effect to certain arrangements designed to provide the shareholders of each company with a common economic interest in the combined enterprise.

The table below summarizes the total number of voting securities beneficially held by Rio Tinto plc and Rio Tinto Limited as at March 1, 2006.

		Percentage of Outstanding
Name of Shareholder	Number of Voting Securities	Voting Securities

Ashton Canada Pty. Limited	33,848,221	40.2 percent

QIT-Fer et Titane Inc.	9,650,475	11.5 percent

Total Rio Tinto Group	43,498,696	51.7 percent
Beneficial Ownership

The information set out above does not include information regarding common shares held in the name of certain depositories or clearing agencies as nominees for various brokers, or other intermediaries and individuals, as neither the Corporation nor any of its Directors or Officers has knowledge of the beneficial ownership of those shares.

Appointment of Auditor

PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia (“PWC”), have served as Auditor of the Corporation since April 23, 2003.  At the Meeting, shareholders will be asked to approve a resolution to appoint PWC as Auditor of the Corporation for the ensuing year.

Unless authority to do so is withheld, the persons named by management in the accompanying form of proxy intend to vote for the appointment of PWC as Auditor of the Corporation.

Election of Directors

Each Director of the Corporation is elected annually and holds office until the next annual meeting of shareholders or until his successor is appointed.  Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for the seven nominees listed below.

Management does not anticipate that any of these nominees will be unable or unwilling to serve as a Director if elected.  If for any reason any of them is unable or unwilling to serve, it is intended that a proxy given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management unless authority to vote the proxy for the election of Directors is withheld.

The persons named in Table 1 below are management’s nominees to the Board.

Table 1 – Nominees for Election as Directors

Name, Position
in the Corporation, and			Number of
Province and Country of Residence	Present Principal Occupation (1)	Director Since	Voting Shares Held (2)

Robert T. Boyd	President and Chief Executive	June 1, 2000	189,900
President, Chief Executive Officer	Officer of the Corporation
and Director
British Columbia, Canada

John B. Cole (3)	Private Investor	August 26, 1993	61,000
Director
Ontario, Canada
G. Bernard Coulombe (3)(6)	President and Chief Executive	July 1, 2004	20,000
Director	Officer, Mine Jeffrey Inc.; President
Quebec, Canada	and Director, Niocan Inc.
Dr. Alfonso E. Grau (4)(5)	Business Consultant	March 1, 2001	19,000
Director
Ontario, Canada
Pierre B. Lebel(3)(4)(7)	Chairman and Director, Imperial	February 14, 2005	35,000
Director	Metals Corporation
British Columbia, Canada
David H. Watkins(4)(5)	President and Chief Executive	February 14, 2005	nil
Director	Officer, Atna Resources Ltd.
British Columbia, Canada
Stephen J. Jopling (5) Wiltshire, United Kingdom	Business Consultant (8)	April 29, 2005	nil

Notes:

(1)

During the past five years, each of the directors of the Corporation has been engaged in his current principal occupation as specified in this table, except as otherwise set out in the following notes to this table.

(2)

In the aggregate, the Directors and Officers of the Corporation own directly, indirectly or beneficially, or exercise control or direction over, a total of 473,000 common shares of the Corporation. This figure represents approximately 0.6 percent of the total number of issued and outstanding common shares of the Corporation as at March 1, 2006. These figures, not being within the knowledge of the Corporation, have been furnished by each of the Officers and the respective nominees for election as Directors.

(3)	Member of the Audit Committee.
(4)	Member of the Corporate Governance Committee.
(5)	Member of the Compensation Committee
(6)

Until 2002, Mr. Coulombe was President and Chief Executive Officer of Mine Jeffrey Inc. (“Mine Jeffrey”) when that entity sought protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”). Raymond Chabot Inc. then retained Mr. Coulombe as a mining consultant for Mine Jeffrey. He resumed the position of President and Chief Executive Officer of Mine Jeffrey in December 2004 following the approval by the Superior Court of Quebec of a Plan of Arrangement pursuant to the CCAA.

(7)

Until 2002, Mr. Lebel was President, Imperial Metals Corporation, and became Chairman of that corporation in 2003. In 2002, he was a Director of Imperial Metals Corporation when that entity, as it then existed, implemented a Plan of Arrangement pursuant to the CCAA and the Company Act (British Columbia) that resulted in the creation of two publicly-traded corporations, the present Imperial Metals Corporation, a mining company, and IEI Energy Inc. (now Rider Resources Ltd.), an oil and gas company.

(8)

Mr. Jopling was appointed to the position of General Manager, Commercial, Africa Europe Region, Rio Tinto Mining and Exploration Limited, a wholly-owned subsidiary of Rio Tinto plc, in 1996. He retired on December 31, 2005.

Consistent with the Canada Business Corporations Act, the Corporation established an Audit Committee in 1993.  Three independent directors, Messrs. Cole, Coulombe and Lebel, each of whom is an independent director, have comprised the Audit Committee since February 14, 2005.  For further information regarding the Corporation’s Audit Committee, please refer to the section entitled “Audit Committee” in the Corporation’s Annual Information Form dated March 1, 2006 that is available on on the website of the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

The Corporation arranges liability insurance coverage for its Directors and Officers.  The insurance policy provides coverage to an annual aggregate limit of $20 million, subject to a maximum deductible of $50,000.  The Corporation paid a premium of $86,540 to secure this insurance coverage for the 12-month period commencing October 6, 2005.

Corporate Governance Practices

The Board is committed to ensuring that the Corporation identifies and implements effective corporate governance practices.  The Corporation believes that these practices are essential to ensure that the Directors are kept informed of both internal corporate and external developments that may affect the business and affairs of the Corporation, and that open communication, trust and discussion play an integral role in the corporate decision-making and Board oversight processes.

The Corporation’s approach to significant issues of corporate governance is designed to ensure that the business and affairs of the Corporation are effectively managed to enhance shareholder value.  Management has been able to draw assistance from individual Directors as well as seek advice from the Board as a whole, when circumstances so require.

In accordance with National Instrument 58-101 Disclosure of Corporate Governance Practices, the Corporation is required to disclose, on an annual basis, its approach to corporate governance.  The Corporation’s corporate governance practices have complied, and continue to comply, with the applicable Canadian requirements.  The Board has approved the description of the Corporation’s approach to corporate governance that is set out in Schedule “A” to this Management Proxy Circular.

Corporate governance guidelines change from time to time.  The Board monitors pending regulatory initiatives and developments in the corporate governance area with the assistance of management so that these matters can be addressed, as appropriate, in a timely manner.

Statement of Executive Compensation

Summary Compensation Table - Named Executive Officers

Table 2 is presented in accordance with the requirements of National Instrument 51-102 entitled Continuous Disclosure Obligations.  This table sets out all of the compensation paid in respect of the President and Chief Executive Officer and the Vice President, Finance for the Corporation’s three most recently completed financial years.  The table also provides the corresponding information in respect of the two other executive officers of the Corporation whose respective total annual salary and bonus exceeded $150,000 during the financial year ended December 31, 2005 (collectively, the “Named Executive Officers”).

Table 2 – Summary Compensation – Named Executive Officers

		Annual Compensation			Long Term Compensation
Name and Principal Position					Awards		Payouts
				Other	Number of	Shares or	LTIP	All Other
of Each Named				Annual	Securities	Units	Payouts(3)	Compensation(4)
Executive Officer	Year	Salary	Bonus	Compensation (1)	Under	Subject to	($)
					Options/SARs	Resale
					Granted (2)	Restrictions
						($)

Robert T. Boyd	2005	$265,000	-	$17,405	259,800	-	-	$12,511
President and Chief	2004	$245,000	-	$16,269	257,000	-	-	$11,946
Executive Officer	2003	$225,000	-	$17,626	205,000	-	-	$11,379

Alessandro Bitelli	2005	$175,000	-	$10,074	131,900	-	-	$13,311
Vice President,	2004	$162,000	-	$10,046	130,700	-	-	$12,696
Finance	2003	$148,000	-	$9,268	140,000	-	-	$12,029

Brooke P. Clements	2005	$182,000	-	$12,250	135,600	-	-	$10,141
Vice President,	2004	$170,000	-	$8,849	131,000	-	-	$11,676
Exploration	2003	$156,000	-	$10,205	125,000	-	-	$11,429

Michael J. Hardin	2005	$164,000	-	$10,594	126,100	-	-	$11,175
General Counsel and	2004	$152,000	-	$10,164	121,400	-	-	$10,489
Corporate Secretary	2003	$140,000	-	$10,035	85,000	-	-	$9,811

Notes:

(1)

Perquisites and other personal benefits, securities or property that do not in the aggregate exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus for any Named Executive Officer, if any, are not disclosed.

(2)

Stock Appreciation Right (“SAR”) means a right, granted by the Corporation or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly-traded securities. The Corporation has not granted any SARs to date.

(3)

“LTIP” (Long-Term Incentive Plan) means a plan providing compensation intended to motivate performance over a period greater than one financial year. LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restriction on resale. The Corporation does not presently have a LTIP.

(4)	Includes all other compensation for the financial year in question that is not properly reported in any other column of the table.

Options to acquire common shares of the Corporation were granted to the Named Executive Officers during the year ended December 31, 2005 as indicated in Table 3 below.  No SAR’s were granted during the same period.

Table 3 – Options to Acquire Securities Granted During the Year Ended December 31, 2005

		Percent of		Market Value of
	Number of	Total Options		Securities
	Securities	Granted to	Exercise Price	Underlying Options
NEO	Under Options	Employees in	(per Security)	on the Date of	Expiry Date of
Name	Granted	2005		Grant	Options
				(per Security)
Robert T. Boyd	194,800	15.8	$1.08	$1.08	December 1, 2010
	65,000	5.3	$1.08	$1.08	December 1, 2015

Alessandro Bitelli	91,900	7.5	$1.08	$1.08	December 1, 2010
	40,000	3.3	$1.08	$1.08	December 1, 2015

Brooke P. Clements	95,600	7.8	$1.08	$1.08	December 1, 2010
	40,000	3.3	$1.08	$1.08	December 1, 2015

Michael J. Hardin	86,100	7.0	$1.08	$1.08	December 1, 2010
	40,000	3.3	$1.08	$1.08	December 1, 2015

Table 4 – Aggregate Option Exercises During the Year Ended December 31, 2005
and Option Values as at December 31, 2005

	Number of		Number of	Value of Unexercised in
	Securities		Unexercised Options at	the Money Options at
NEO	Acquired on	Aggregate Value	December 31, 2005	December 31, 2005
Name	Exercise	Realized	(exercisable/unexercisable)	(exercisable/unexercisable)
Robert T. Boyd	153,500	$116,660	753,800 / 130,000	$109,750 / $36,400

Brooke P. Clements	5,000	$4,475	386,600 / 80,000	$63,032 / $22,400

Alessandro Bitelli	30,000	$22,800	402,600 / 80,000	$72,963 / $22,400

Michael J. Hardin	30,000	$22,800	362,500 / 80,000	$68,432 / $22,400

Executive Employment Contracts

Each of the Named Executive Officers is engaged by the Corporation under a contract of employment that sets out the terms under which the services are to be performed and the corresponding benefits are to be received, as well as the consequences of termination of the agreement (collectively, the “Executive Agreements”).  In the event of termination of employment without cause, the Executive Agreement for each of the Named Executive Officers other than Mr. Boyd provides for payment of 12 months’ annual salary and an amount equivalent to the employment benefits that would otherwise have been paid during the 12-month period immediately following termination (the “Equivalent Employment Benefits”).  Similar payments are required in the event of resignation of any of the Named Executive Officers for “good reason”, the definition of which includes the acquisition by AML of all of the issued and outstanding securities of the Corporation.  Under the Executive Agreement with Mr. Boyd, the corresponding payments for termination without cause or resignation for good reason are 18 months’ annual salary and 18 months’ Equivalent Employment Benefits.  In addition, Mr. Boyd’s Executive Agreement provides for payment of 24 months’ annual salary and 24 months of Equivalent Employment Benefits if he resigns after a change of control of the Corporation.

Composition of the Compensation Committee

As at December 31, 2005 and as the date of this Management Proxy Circular, the Compensation Committee is comprised of Dr. Grau (Chair), Mr. Watkins and Mr. Jopling. None of these individuals is an officer or former officer of the Corporation or any of its subsidiaries.  Dr. Grau is a former officer of Rio Tinto Iron & Titanium Inc., an affiliate of Rio Tinto plc.  Mr. Jopling is a former senior officer of Rio Tinto Mining and Exploration Limited, likewise an affiliate of Rio Tinto plc.  Mr. Watkins was appointed a member of the Compensation Committee on February 11, 2005 concurrent with his appointment as a Director and concurrent with the retirement of Mr. David C. Davenport as a Director and a member of the Committee.  Mr. Jopling was appointed a member of the Compensation Committee effective April 29, 2005, concurrent with his election as a Director.  He replaced Mr. Nigel H. Jones who was a Director and a member of the Committee who did not stand for re-election at the 2005 Annual Meeting of Shareholders.

Report on Executive Compensation

In September 2003, the Board of Directors approved an Employee Compensation Plan and amended this plan in February 2006.  The Compensation Committee annually reviews and determines, in accordance with this plan, the compensation provided to the President and Chief Executive Officer including salary, short-term incentives, stock options, and other forms of recompense. Similarly, on the basis of recommendations made by the President and Chief Executive Officer, the Compensation Committee annually reviews and determines the compensation provided to the other three Named Executive Officers and the other employees of the Corporation, including salaries, short-term incentives, stock options, and other forms of recompense, in accordance with the Employee Compensation Plan.  The Compensation Committee is also responsible for succession planning for the Corporation’s senior management positions, and generally meets two or three times each year.

Senior executive officer compensation, including that of the President and Chief Executive Officer, is determined in accordance with the Employee Compensation Plan on a pay-for-performance basis.  This determination is made with due regard for the need to ensure total compensation packages that will attract and retain qualified and experienced individuals.  In determining compensation levels, the Compensation Committee relies on information that includes data from outside consultants as to compensation paid contemporaneously to individuals in positions characterized by comparable responsibility, seniority and complexity in other enterprises of similar size within the mineral exploration sector.

The Corporation has a group Retirement Savings Plan that is available to all employees including the Named Executive Officers.  Under this plan, the Corporation matches the employee’s contribution to a maximum of five percent of base salary according to the employee’s level of seniority.

Presented by the Compensation Committee:

Alfonso E. Grau, Chair

Stephen J. Jopling and David H. Watkins, Members

Share Performance Graphs

Graph No. 1 compares the Corporation’s share price during the five-year period ended January 31, 2006 with the performance of the most relevant index of the Toronto Stock Exchange (the “TSX”), the S&P TSX Composite Index.  Graph No. 2 compares the Corporation’s share price during the same period with the share prices of other diamond exploration companies that are considered to be the Corporation’s peers.

In order to present the performance of the index and the share prices on a comparable basis, each of them has been based to a unit of one as of February 1, 2002. A notional investment of $100.00 made in the index or any of the shares as of that date can therefore be followed throughout the period that the two graphs cover.

Graph No. 1 – The Corporation’s Share Price as Compared with the S&P TSX Composite Index from February 1, 2002 to January 31, 2006

Graph No. 2 – The Corporation’s Share Price as Compared with the Share Prices of Other Canadian Diamond Exploration Companies from February 1, 2002 to January 31, 2006

Compensation of Directors

The Corporation compensates its independent Directors through the provision of stock options and the payment of meeting attendance fees.  For the year ended December 31, 2005, meeting attendance fees paid or payable to the independent Directors totalled $46,500 and are calculated as follows.  Each Director other than the Chair is paid a fee of $1,000 for each board meeting attended, and $500 for each telephone meeting attended.  The Chair of the Board is paid $2,000 for each board meeting, and $1,000 for each telephone meeting attended.  Taking into account the nature of the business transacted, the Chair of the Board has the discretion to determine that attendance fees paid for a telephone meeting of the Board be equivalent to those paid for a meeting attended in person. The attendance fees for meetings of

Committees of the Board of Directors are $1,000 for the Chair of the Committee, and $500 for each Director who serves on the Committee.  Meeting attendance fees are not paid to any Director who is an employee of the Corporation or any affiliate of the Corporation’s significant shareholder, the Rio Tinto group.

Equity Compensation Plan Information

The following table provides, as at December 31, 2005, information with respect to the compensation plans of the Corporation under which equity securities of the Corporation are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation plans
	issued upon exercise of	Weighted-average exercise	(excluding securities
	outstanding options,	price of outstanding	reflected in the previous
Plan Category	warrants and rights	options, warrants and rights	two columns)
Equity compensation plans approved by shareholders	4,480,700	$1.21	4,611,525
Equity compensation plans not approved by shareholders	nil	nil	nil
Total	4,480,700	$1.21	4,611,525

Interest of Informed Persons in Material Transactions

The Corporation and AML entered into a management services and non-competition agreement dated October 6, 1993 (the “Management Services Agreement”).  The Management Services Agreement was initially effective for a period of one year, and is automatically renewed thereafter unless otherwise terminated. Under the Management Services Agreement, AML undertook to provide technical, professional and management services to the Corporation on a cost-recovery basis.  Subject to any contrary agreement between the parties thereafter, the non-competition provisions of the Management Services Agreement continue to apply throughout its term.  During the years ended December 31, 2001 through December 31, 2005, AML did not render any services to the Corporation under the Management Services Agreement, and the Corporation made no payment to AML in that regard.

Until his retirement effective December 31, 2002, Dr. Grau was a senior officer of an affiliate of Rio Tinto plc as was Mr. Jopling until his retirement effective December 31, 2005.  The relationship between Rio Tinto plc and Rio Tinto Limited, the beneficial owner of AML, is set out above under the heading “Voting Securities and Principal Holders Thereof”.

Other than transactions carried out in the normal course of business, or unless otherwise stated in this Management Proxy Circular, none of the Directors or officers of each of the Corporation, ACPL or AML, nor any proposed nominee for election as a Director of the Corporation, nor any associate or affiliate of any of the foregoing persons, has since the commencement of the Corporation’s most recently completed financial year had any material interest, directly or indirectly, in any transaction that materially affected the Corporation or any of its subsidiaries or in any proposed transaction that has or would materially affect the Corporation or any of its subsidiaries.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Other than as disclosed in this Management Proxy Circular, none of the Directors or officers of the Corporation, nor any proposed nominee for election as a Director of the Corporation, nor any associate or affiliate of any of those persons, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of Directors.

Other Matters

Management of the Corporation knows of no other matters to come before the Meeting other than those referred to in the Notice of the Meeting accompanying this Management Proxy Circular.  However, if any other matters properly come before the Meeting, the persons named in the form of proxy accompanying this Management Proxy Circular intend to vote in respect of such matters in accordance with their best judgement.

Additional Information

Additional information relating to the Corporation is available on the website of the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.  Shareholders may also obtain copies of the Corporation’s financial statements and management’s discussion and analysis upon request to the General Counsel and Corporate Secretary addressed to the Corporation’s head offices at Unit 116 – 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4.  Financial information is provided in the Corporation’s comparative audited financial statements and management’s discussion and analysis for its most recently completed financial year.

Directors’ Approval

The Board of Directors has approved the contents of the Notice of Meeting and this Management Proxy Circular and the dissemination of these documents.

Dated at North Vancouver, British Columbia, March 1, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Hardin
General Counsel and Corporate Secretary

SCHEDULE “A”

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES
PURSUANT TO NATIONAL INSTRUMENT 58-101

1.                                       Board of Directors

(a)   Disclose the identity of directors who are independent.

The Board of Directors considers that five of the seven current Directors are independent according to the definition of “independence” set out in Multilateral Instrument 52-110, Audit Committees, as it applies to the Board of Directors.  The five Directors considered independent are John B. Cole, G. Bernard Coulombe, Dr. Alfonso E. Grau, Pierre B. Lebel and David H. Watkins.

(b)         Disclose the identity of directors who are not independent, and describe the basis for that determination.

Mr. Boyd, by virtue of his office as the President and Chief Executive Officer of the Corporation, is not considered to be independent.  Mr. Jopling was senior officer of an affiliate of Rio Tinto plc before he retired effective December 31, 2005.  As Rio Tinto has asked Mr. Jopling to continue to serve as a Director on its behalf, he is not considered to be independent.

(c)          Disclose whether or not a majority of directors are independent.  If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.

As outlined above, the Board considers that a majority of the directors are independent according to the definition of “independence” set out in Multilateral Instrument 52-110.

(d)         If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following Directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Reporting Issuer
David H. Watkins	Atna Resources Ltd.; Golden Goose Resources Inc.; and Maudore Minerals Ltd.

G. Bernard Coloumbe	Niocan Inc.

Pierre B. Lebel	Imperial Metals Corporation; Asia Gold Corp.; Jinshan Gold Mines Inc.; Sepp’s Gourmet Foods Ltd.; Home Equity Income Trust; and zed.isolutions inc.

(e)          Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance.  If the independent directors hold such meetings disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year.  If the independent directors do not hold such meetings describe what the board does to facilitate open and candid discussion among its independent directors.

Board meetings are characterized by a candid and open atmosphere in which the independent Directors are encouraged to make the fullest possible contribution to the Board’s deliberations. The independent Directors have the discretion to meet or to otherwise confer in the absence of the non-independent Directors or members of the Corporation’s management, whenever they believe it is appropriate to do so. As of 2006, the Board has implemented a procedure whereby each meeting of the Directors is concluded with (i) a session that excludes any Director who is also part of management; and (ii) a session attended by the independent Directors only. Pursuant to this practice, one meeting of the independent Directors has been held since the beginning of the fiscal year that commenced on January 1, 2005.

(f)            Disclose whether or not the chair of the board is an independent director.  If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities.  If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

Mr. John B. Cole, an independent director, is Chair of Board and presides as such at each meeting. A description of the responsibilities of the Chair of the Board is set out under Item 3 below.

(g)         Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

Since the beginning of the fiscal year that commenced on January 1, 2005 until the date of this Management Proxy Circular, the Board of Directors has held a total of eight meetings.  Each Director holding office at the time attended all of these meetings except for Mr. Nigel H. Jones who did not attend the meeting held on February 11, 2005 and Dr. Grau, who did not attend the meetings held on February 11, 2005 and February 16, 2006.

2.                                       Board Mandate

Disclose the text of the board’s written mandate.  If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The Board of Directors has not prepared a written mandate.  Nonetheless, the Board has assumed overall stewardship responsibilities for the Corporation with a view to protecting the interests of all of the Corporation’s shareholders and enhancing shareholder value.  Accordingly, the key responsibilities assumed by the Board include the following:

•                  Adoption of a Strategic Planning Process

The annual strategic planning process for the Corporation commences with the preparation and approval by the Board of Directors of an annual Business Plan and Budget that includes specific goals and objectives designed to ensure that the Corporation achieves its prime business objective.  Management reports regularly to the Board of Directors in relation to the achievement of annual and long-term objectives as well as in relation to the principal risks potentially affecting the Corporation’s business activities.  Management also responds to specific risk-related issues.  These mechanisms ensure that strategic planning constitutes an integral part of deliberations and discussions at all meetings of the Board of Directors.

•                  Identification of Principal Risks, and Implementation of Risk-Management Systems

The Board of Directors encourages management to respond to specific risk-related issues identified by the Directors or by management and to implement appropriate risk-management strategies with assistance, to the extent appropriate, of external advisors.

In February 2005, the Board approved the Corporation’s Whistleblower Policy.

•                  Succession Planning and Monitoring Senior Management

Through the Compensation Committee, the Board is responsible for assessing the performance of the named executive officers and the Corporation’s key personnel as part of its annual review of the compensation of senior management and employees.

•                  Communications Policy

As a minimum standard, the Board requires management to comply with all statutory and regulatory obligations relating to communications with shareholders and the general public.  The Corporation communicates with its shareholders and other interested parties by distributing written reports in the first, second and third quarters of each year, by preparing periodic newsletters and by means of the Corporation’s comprehensive website.  As directed by the Board, management maintains a program of regular communications with analysts and other members of the financial community.  Inquiries from shareholders and others are welcomed, and receive a timely response from the appropriate officer or employee of the Corporation.

In February 2005 the Board approved the Corporation’s Disclosure Policy.

•                  Integrity of Internal Control and Management Information Systems

Consistent with the Audit Committee Charter approved by the Board of Directors in May 2004, the Audit Committee is responsible for reviewing the adequacy of the Corporation’s internal control and management information systems, and reports on these matters to the Board of Directors.  The Committee’s review includes two meetings annually with representatives of the Corporation’s external Auditor in the absence of management representatives.

3.                                       Position Description

(a)          Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.  If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The Board of Directors has developed a written position description for the Chair of the Board.  The Board has also developed a Charter for each of the Audit Committee and the Corporate Governance Committee.

Chair of the Board

The Chair of the Board presides at each meeting of the Board of Directors and where unable to be present, nominates an acting Chair in his place.  The Chair leads the Board in the discharge of its statutory, common law and administrative duties in conjunction with the Corporate Governance Committee, to ensure that the Board of Directors conforms to the prevailing standards and requirements for corporate governance.  In conjunction with the Corporate Governance Committee, the Chair ensures that a system is established and utilized to assess the performance of the Directors.  In conjunction with the Audit Committee, the Chair ensure that the Board of Directors conforms to the prevailing standards and requirements for management and disclosure of the Corporation’s financial affairs.  The Chair reviews, in conjunction with the Compensation Committee, the performance of the Corporation’s Named Executive Officers.  The Chair recommends to the Board of Directors the composition of each Committee established by the Board of Directors and each Chair thereof.  The Chair is responsible for ensuring that the Board of Directors and the Corporation’s management act at all times in the best interests of all of the shareholders

Audit Committee

The principal responsibilities of the Audit Committee are the following: (a) to make recommendations to the Board regarding the appointment, retention and level of compensation of the external Auditor; (b) to approve, in advance, all non-audit services provided to the Corporation by the external auditor; (c) to evaluate the work of the external auditor and receive confirmation of its independence; and (d) to provide a means of communication between the Board, management and the external auditor on matters relating to financial reporting.  The functional role of the Audit Committee is to provide the necessary oversight over (i) the integrity, adequacy and timeliness of the Corporation’s financial reporting and disclosure practices, including the preparation of financial statements; (ii) the processes for identifying the Corporation’s principal financial risks and the control systems to monitor those risks; (iii) the Corporation’s compliance with legal and regulatory requirements related to financial reporting; (iv) the Corporation’s insurance program and practices to identify insurable risks and retain a prudent, cost effective insurance coverage; and (v) perform any other activities consistent with its mandate, the Corporation’s by-laws and laws of general application as the Committee or Board deems necessary or desirable.

Corporate Governance Committee

The mandate of the Committee is: (a) to develop the Corporation’s approach to corporate governance issues; (b) to propose to the Board changes to the Corporation’s approach to corporate governance issues in response to governance guidelines or to improve the Corporation’s governance procedures; and (c) to recommend to the Board (i) candidates for appointment to the offices of Chairman, President and Chief Executive Officer of the Corporation; and (ii) nominees to fill vacancies on the Board and nominees that the Board will propose as candidates for election or re-election as Directors at any annual meeting or special meeting of shareholders.

Compensation Committee

The Compensation Committee annually reviews and determines, in accordance with the Corporation’s Employee Compensation Plan, the compensation provided to the President and Chief Executive Officer including salary, short-term incentives, stock options, and other forms of recompense. Similarly, on the basis of recommendations made by the President and Chief Executive Officer, the Compensation Committee annually reviews and determines the compensation provided to the other three Named Executive Officers and the other employees of the Corporation, including salaries, short-term incentives, stock options, and other forms of recompense, in accordance with the Employee Compensation Plan.  The Compensation Committee is also responsible for succession planning for the Corporation’s senior management positions.

(b)         Disclose whether or not the board and CEO have developed a written position description for the CEO.  If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The Board of Directors approved a written position description for the President and CEO in December 2004.

4.                                       Orientation and Continuing Education

(a)          Briefly describe what measures the board takes to orient new directors regarding

(i)                                   the role of the board, its committees and its directors, and

(ii)                                the nature and operation of the issuer’s business.

Under the guidance of the Chair, new Directors receive an Information Memorandum that outlines the corporate structure of the Corporation and its subsidiaries, describes the Corporation’s principal business activities and assets, and outlines the responsibilities of each of the three Committees of the Board of Directors.  The Corporate Governance Committee has the mandate to establish further orientation and education programs for new members of the Board.

(b)         Briefly describe what measures, if any, the board takes to provide continuing education for its directors.  If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The Corporate Governance Committee has overall responsibility for establishing continuing education programs for the Board as a whole.  To date, no programs that draw upon external resources have been established.

5.                                       Ethical Business Conduct

(a)          Disclose whether or not the board has adopted a written code for the directors, officers and employees.  If the board has adopted a written code:

(i)            disclose how a person or company may obtain a copy of the code;

(ii)           describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code;

(iii)  provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.]

In February 2006, the Board of Directors adopted a Code of Business Conduct and Ethics that is available on the Corporation’s website at www.ashton.ca.  The Code has also been filed under the Corporation’s name on SEDAR at www.sedar.com.

Given the recent adoption of the Code, the Board is currently developing its approach to monitoring compliance with the Code.  For similar reasons, no material change report has been filed since the beginning of the most recently completed financial year that pertains to any conduct of a Director or Executive Officer that constitutes a departure from the Code.

(b)         Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

The Corporation is established under and is therefore governed by the provisions of the Canada Business Corporations Act (the “CBCA”).  Pursuant to the CBCA, a director or officer of the Corporation must disclose to the Corporation, in writing or by requesting that it be entered in the minutes of meetings of the Board, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer: (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction.  Subject to limited exceptions set out in the CBCA, the director cannot vote on any resolution to approve the contract or transaction.

(c)   Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

While no specific steps other than those articulated in the Code of Business Conduct and Ethics have been established at the present time, throughout the Corporation’s history the Board has stressed to management the importance of ensuring that Corporation conducts its business in an ethical and proper manner at all times.

6.                                       Nomination of Directors

(a)   Describe the process by which the board identifies new candidates for board nomination.

As indicated above, the Corporate Governance Committee has the responsibility to identify qualified nominees to fill vacancies on the Board and nominees that the Board will propose as candidates for election or re-election as Directors at any annual meeting or special meeting of shareholders. The process begins with the identification of the skills, experience and qualities that are desired in a new candidate.  The Corporate Governance Committee identifies new candidates for nomination through the knowledge of its members or using the assistance of qualified external advisors.  Other Directors or members of management may also suggest candidates for consideration by the Committee.  Prospective candidates are interviewed by the Corporate Governance Committee and then by the Chair of the Board and by other Directors as circumstances require.  The Corporate Governance Committee formulates a recommendation to the Board as a whole.  An invitation to join the Board is extended only after the Board has reached a consensus on the appropriateness of the candidate.

(b)         Disclose whether or not the board has a nominating committee composed entirely of independent directors.  If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

As outlined above, the Corporate Governance Committee, comprised entirely of independent Directors, is responsible for nominating members of the Board.  Pursuant to its Charter, the Corporate Governance Committee has the responsibility to identify individuals qualified to become members of the Board and to recommend to the Board the nominees for election as directors at annual or special meetings of shareholders.  In addition, in the event of a vacancy (including a vacancy on the Board created by an increase in its size), the Charter directs the Committee to recommend to the Board an individual to fill the vacancy either through appointment by the Board or through election by shareholders.

(c)          If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

As outlined in the paragraph immediately above, the Corporate Governance Committee fulfills the functions of a nominating committee.  As a result, the Board has not established a separate nominating committee.

7.                                       Compensation

(a)          Describe the process by which the board determines the compensation for the issuer’s directors and officers.

The Compensation Committee of the Board is responsible for reviewing the adequacy and form of compensation provided to Directors and for making recommendations to the Board as a whole for adjustments, as required, to ensure that the compensation is commensurate with the responsibilities and risks undertaken by a director of a publicly-traded corporation.  With respect to the compensation of the Corporation’s Officers, see “Report on Executive Compensation” above.

(b)         Disclose whether or not the board has a compensation committee composed entirely of independent directors.  If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

Two of the three Directors who make up the Compensation Committee are considered by the Board to be independent according to the definition of “independence” set out in Multilateral Instrument 52-110.  As outlined in paragraph (d) below, the Compensation Committee ensures that an objective process for determining compensation by availing itself, to the extent required, of independent external advice.

(c)          If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The duties and functions of the Compensation Committee are summarized above.a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained.  If the consultant or advisor has been retained to perform any other work for the Issuer, state that fact and briefly describe the nature of the work.

During the fiscal year ended December 31, 2005, the Corporation retained an independent external consultant to compile data pertaining to the compensation practices and policies of a number of comparable companies in the exploration and mining sector to assist the Compensation Committee in its annual review of the compensation afforded to the issuer’s named executive officers.

8.                                       Other Board Committees

If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

Other than the Audit Committee and Compensation Committee, the Board has a Corporate Governance Committee.  A description of the functions carried out by the Corporate Governance Committee is provided in Item 6 above.

9.                                       Assessments

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution.  If assessments are regularly conducted, describe the process used for the assessments.  If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

Pursuant to its Charter, the Corporate Governance Committee has the responsibility for reviewing the performance of the Board as a whole and for developing recommendations in that regard to the Board as a whole.